Exhibit 99.9

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Exelon Corporation (“Exelon”) on Form S-4 and in the Joint Proxy Statement/Prospectus of Exelon and Constellation Energy Group, Inc., which is part of the Registration Statement, of our opinion dated April 27, 2011 appearing as Annex E to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary — Opinions of Financial Advisors,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the Board of Directors of Constellation; Constellation’s Reasons for the Merger,” and “The Merger — Opinions of Financial Advisors to Constellation.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Sae-Young Kim
Sae-Young Kim Vice President

New York, New York

August 16, 2011